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                                                                    EXHIBIT 2.15


                                                                (EXECUTION COPY)


                              DATE June 29th, 2004
                              --------------------



                  (1)   HARTCOURT CHINA INC AND MR. LEE LU PING


                        (as Vendors)

                                       AND

                  (2)   FIRST INFORMATION TECHNOLOGY LIMITED

                        (as Purchaser)


               --------------------------------------------------

                                A G R E E M E N T

                       FOR SALE AND PURCHASE OF SHARES IN

                      HOPEFUL INTERNET TECHNOLOGIES LIMITED

               --------------------------------------------------



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This AGREEMENT is entered into on June 29th, 2004

AMONG:

(l) HARTCOURT CHINA INC, a company incorporated in the British Virgin Islands and whose registered address is P O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and whose business address is Suite B, 19/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Hong Kong ("HARTCOURT"); and

(2) MR. LEE LU PING (PERSONAL IDENTITY CARD NO. ) WHOSE RESIDENTIAL ADDRESS IS SITUATED AT

         ("Mr Lee", together with Hartcourt the "Vendors"); and

(2) FIRST INFORMATION TECHNOLOGY LIMITED, a company incorporated in the British Virgin Islands and whose registered address is P O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and business address is 19/F., Wing On House, No. 71 Des Voeux Road Central, Hong Kong (the "PURCHASER").


RECITALS:

A. The Company is established under the laws of the British Virgin Islands whose particulars are set out in Schedule 1.

B.       The Vendors are the legal and beneficial owners of the Company.

C. The Vendors are desirous to sell and the Purchaser is desirous to purchase the entire equity capital of the Company on the terms and conditions set out in this Agreement.


NOW IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      Definitions

         In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

      "Accounting Date"                 means 31st December, 2003;

      "Accounts"                        means the audited consolidated accounts
                                        of the Company comprising the balance
                                        sheet of the Company and the
                                        consolidated balance sheet of the
                                        Company as at the Accounting Date, the
                                        profit and loss account of the Company
                                        and the consolidated profit and loss
                                        account of the Company for the financial year ended on the Accounting Date, the notes thereto and the directors' and auditors' reports thereon;


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      "Business Day"                    means a day on which banks in Hong Kong
                                        are open for business (except Saturdays, Sundays, public holidays in Hong Kong and a day when the typhoon signal number 8 is raised or black rain storm warning is issued and is not lowered before 2 p.m. of such alert);

      "BVI"                             means the British Virgin Islands;

      "Company"                         means Hopeful Internet Technologies
                                        Limited, a company established under the laws of the BVI;

      "Companies Ordinance"             means the Companies Ordinance (Cap. 32
                                        of the Laws of Hong Kong);

      "Completion"                      means the completion of the sale and
                                        purchase of the Sale Shares pursuant to
                                        Clause 6;

      "Completion Date"                 means the seventh (7th) Business Day
                                        after the conditions set out in Clause
                                        4.1 are fulfilled (or such other date as the Vendors and the Purchaser may agree in writing prior to Completion);

      "Consideration"                   means HK$3,622,881, the consideration
                                        for the Sale Shares which is to be
                                        settled in the manner set out in Clause
                                        5;

      "Consideration Shares"            means 2,179 ordinary shares of US$0.01
                                        each in the share capital of the
                                        Purchaser to be issued to the Vendors on Completion, pursuant to Clause 5;

      "Director"                        means a director from time to time
                                        appointed by the Company;

      "Disclosure Letter"               means the letter of even date issued by
                                        the Vendors to the Purchaser in the
                                        agreed form;

      "Encumbrances"                    means and includes any option, right to
                                        acquire, right of pre-emption, mortgage, charge, pledge, lien, hypothecation, title retention, right of set off, counterclaim, trust arrangement or other security or any equity or restriction;


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      "HK$"                             means Hong Kong dollars, the lawful
                                        currency of Hong Kong;

      "Hong Kong"                       means the Hong Kong Special
                                        Administrative Region of the PRC;

      "Intellectual Property Rights"    means the rights in respect of any
                                        patents, trade marks, service marks,
                                        applications for any of the foregoing,
                                        copyright, design rights, know-how,
                                        confidential information, trade secrets, trade and business names and any other similar protected rights owned by or belonging to the Company and its subsidiaries from time to time in any country;

      "Listing Rules"                   means the Rules Governing the Listing of
                                        Securities on the Stock Exchange;

      "PRC" or "China"                  means the People's Republic of China,
                                        for the purpose of this Agreement,
                                        excluding Hong Kong, Macau and Taiwan;

      "US$" means United States dollars, the lawful currency of the United States of America;

      "Sale Shares"                     means all the equity capital of the
                                        Company;

      "Stock Exchange"                  means The Stock Exchange of Hong Kong
                                        Limited;

      "Taxation"                        means and includes all forms of tax,
                                        rate, levy, duty, charge, impost, fee,
                                        deduction or withholding of any nature
                                        now or hereafter imposed, levied,
                                        collected, withheld or assessed by any
                                        taxing or other authority in the PRC and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

      "Warranties"                      means the warranties, representations
                                        and undertakings given by the Vendors
                                        pursuant to Clause 7 and set out in
                                        Schedule 2 and any other
                                        representations, warranties and
                                        indemnities made by or on behalf of the
                                        Vendors in this Agreement.


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1.2      Interpretation

         In this Agreement unless the context otherwise requires:

         (a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted;

         (b) words and phrases the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meaning thereby attributed to them but excluding any statutory modification thereof not in force on the date of this Agreement;

         (c) words importing the singular include the plural, words importing any gender include every gender, and words importing persons include bodies corporate and unincorporated; and (in each case) vice versa;

         (d) all warranties, representations, indemnities, covenants, agreements and undertakings given or entered into by more than one person are given or entered into jointly and severally, unless otherwise specified;

         (e) where any Warranty is qualified by being given or made to the best of the knowledge, information or belief of any person giving or making the same or so far as that person is aware or is qualified in any similar way such qualification shall be deemed to be followed by the words "having made due and careful enquiry";

         (f) references to the Parties, Recitals, Clauses and Schedules refer to the parties, the recitals, clauses of and schedules to this Agreement;

         (g) references to a document being in the "agreed form" or "agreed terms", means a document the terms of which have been approved by or on behalf of the Vendors and the Purchaser and a copy of which has been signed for the purpose of identification by or on behalf of the Vendors and the Purchaser;

         (h) headings used in this Agreement are for convenience only and shall not affect its interpretation.

1.3 This Agreement include the Recitals, all Clauses and Schedules as may be amended, varied or revised from time to time.

1.4      Time shall be of the essence in this Agreement.


2.       SALE AND PURCHASE OF SALE SHARES


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2.1      Subject to the terms of this Agreement, the Vendors as legal and beneficial owner shall sell and transfer or procure the transfer of the Sale Shares free from Encumbrances and the Purchaser shall purchase the Sale Shares upon Completion.

2.2 The Sale Shares are sold together with all rights attached or accruing thereto and together with all dividends declared and paid in respect of periods commencing on or after the Completion Date.

2.3 The Purchaser shall not be obliged to purchase any of the Sale Shares unless the sale of all the Sale Shares is completed simultaneously.

2.4 Subject to the terms of this Agreement, the Vendors covenant to do and execute all such acts and things as may be reasonably necessary to vest the Sale Shares in the Purchaser and to place the Purchaser in full control of the Sale Shares as from the Completion Date.


3.       TRANSFER OF METASTOCK

3.1 Subject to the terms of this Agreement, upon Completion (or as soon as reasonably practicable thereafter), the Vendors shall make effective transfer to the Purchaser all its Intellectual Property Rights of the Chinese translation of the software "Metastock" and its distribution right in the PRC. Consideration for the Metastock Project has been included in the total number of Consideration Shares to be issued by the Purchaser to the Vendors on Completion.


4.       CONDITIONS PRECEDENT

4.1      Completion is conditional upon:

         (a) the passing of a resolution by the board of directors of Hartcourt China Inc approving the sale of the Sale Shares to the Purchaser and all terms in this Agreement and the implementation thereof;

         (b) the passing of resolutions by the board of directors and shareholders of the Purchaser approving the purchase of the Sale Shares, the issue and allotment of the Consideration Shares and all terms in this Agreement and the implementation thereof;

         (c) all necessary authorizations, orders, grants, consents, permissions and approvals for all transactions contemplated by this Agreement (including transfer of the Sale Shares to the Purchaser) having been obtained from, and all filings and registrations having been performed with, all applicable authorities, departments and bodies in the PRC, including without the limitation to the government approval, consent and permissions required in the PRC in respect of the Company, from appropriate governments, governmental, supranational or trade agencies and regulatory bodies and all such authorizations, and such authorizations, orders, grants, consents, permissions and approvals remaining in full force and effect.


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4.2      The parties shall use their respective best endeavours to ensure that the conditions set out in Clause 4.1 are fulfilled by 5:00 p.m. (Hong Kong time) on or before the date referred to in Clause 4.3.

4.3 If the conditions set out in Clause 4.1 have not been fulfilled by 5:00 p.m. (Hong Kong time) on 15th July, 2004 or such later date as the parties may agree in writing, this Agreement and everything herein contained shall, subject to the liability of any party to the other in respect of any antecedent breaches of the terms hereof, be null and void and of no effect.


5.       CONSIDERATION

5.l The Consideration shall be settled by the Purchaser by the issue of the Consideration Shares to the Vendors. The Consideration Shares shall be issued and allotted, credited as fully paid and free from Encumbrances to the Vendors in the following ratio: (Hartcourt 51%, Mr. Lee 49%.) Upon Completion, the Consideration Shares issued to the Vendors shall constitute 21.79% of the entire issued share capital of the Purchaser as enlarged by the issue of the Consideration Shares.

5.2 The Consideration Shares issued to the Vendors shall rank pari passu in all respects with the all other existing issued and allotted shares of the Purchaser and the Vendors shall be entitled to all rights attached or accruing thereto including all dividends declared and paid on or after Completion.


6.       COMPLETION

6.1 Completion of the sale and purchase of the Sale Shares shall take place on the Completion Date at the offices of the Purchaser in accordance with Schedule 3.

6.2 No party shall be obliged to complete the sale and purchase of the Sale Shares unless the other party complies fully with the requirements set out in Schedule 3 applicable to them respectively.

6.3 Without prejudice to any other remedies available to any party, if in respect of the provisions of this Agreement and in particular Schedule 3 are not complied with by either the Vendors on the one part or by the Purchaser on the other part on or before the Completion Date, the party not in default may:

         (a) defer Completion to a date not more than 28 days following the Completion Date (and so that the provisions of this Clause 6.3
                  (a) shall apply to Completion as so deferred);

         (b) proceed to Completion so far as practicable (but without prejudice to its rights hereunder); or


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         (c)      rescind this Agreement without prejudice to any of its other rights in respect of such default.


7.       WARRANTIES, REPRESENTATIONS, AND UNDERTAKINGS

7.1 Save as disclosed in the Disclosure Letter, each of the Vendors hereby warrant, represent and undertake to the Purchaser the Warranties and acknowledges that the Purchaser is entering into this Agreement in reliance on the Warranties and that the Purchaser may treat them as conditions of this Agreement.

7.2 Save as except in this Agreement, the Vendors agree to indemnify and keep indemnified the Purchaser (for itself and as trustee for the Company) against all losses, damages, costs, actions, proceedings, claims, demands and expenses suffered by the Purchaser or the Company or its subsidiaries as a result of or in connection with any breach of any of the Warranties.

7.3      Each of the Warranties is without prejudice to each and every other
         Warranty.

7.4 The Vendors undertake to the Purchaser that it will forthwith notify the Purchaser in writing of any matter or thing which may arise or become known to them after the date of this Agreement and prior to Completion which is a breach of or inconsistent with any of the Warranties or other provisions contained in this Agreement.

7.5 In the event of the aforesaid notice is given to the Purchaser or the Purchaser otherwise becoming aware or it becoming apparent on or before Completion that any of the Warranties or any other term of this Agreement is incorrect or breached in any material respect, the Purchaser may rescind this Agreement by notice in writing to the Vendors without prejudice to any rights it may have in respect of the alleged breach or rescission hereof.

7.6 The Warranties shall remain in full force and effect after and notwithstanding Completion.

7.7 The Warranties are given subject to the matters disclosed in the Disclosure Letter, no other information relating to the Company which the Purchaser has knowledge whether actual or constructive shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable.

7.8 It is agreed between the parties that (without limitation or prejudice to any rights accruing to the Purchaser pursuant to any of the provisions of this Agreement) in the event of there being discovered a breach of any Warranty which was not disclosed in the Disclosure Letter, any damages or compensation to which the Purchaser may be entitled may, if the Purchaser so elects, be calculated on the following basis, that is to say there shall be paid to the Purchaser such sum as shall represent the diminution in the value of the Sale Shares as a result of such breach, plus any and all expenses and costs, including without limitation attorney's fees and expenses, to enforce this provision and to collect such sum.


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

7.9 The Purchaser may take action for any breach or non-fulfillment of any of the same before or after Completion and in the event of action taken after Completion. Completion shall not in any way constitute a waiver of the Purchaser's rights notwithstanding that such rights may have been arisen or known to the Purchaser before Completion.

7.10 Notwithstanding anything contained in this Clause 7 or any other provision of this Agreement:

         (a) no liability shall in any event arise in respect of any claim under the Warranties unless:

                  (i)      the amount of a single claim exceeds HK$100,000; or

                  (ii) the amount of a single claim (when aggregated with the amount of any other claim then or previously made hereunder against the Vendors) exceed HKD$100,000 in which event the whole of such claim and all previous claims shall be recovered in full within one year.

         (b) the aggregate liability of the Vendors in respect of all breaches under the Warranties shall not exceed the amount of the Consideration; and

         (c) (i) the Vendors shall not be liable for any breaches of the Warranties unless on or before 3 months from the date of this Agreement, the Purchaser shall have given written notice to that Vendors of any claim, such notice to comply with the provisions of Clause 7.10 (c) (ii);

                  (ii) Any notice of a claim for any breach of the Warranties given by the Purchaser to the Vendors shall specify (in reasonable detail) the matters which give rise to the breach, the nature of the breach and an estimate of the amount claimed in respect thereof ;

7.11     Purchaser's warranties

         The Purchaser represents and warrants to the Vendors that:

         (a) it is a company duly incorporated and subsisting under the laws of BVI and has the corporate power and, subject to the fulfillment of the conditions in Clause 4.1, has obtained all necessary approvals, authorizations and consents to enter into and perform its obligations under this Agreement and has taken all necessary corporate and other action to authorize the entering into and performance of this Agreement;

         (b) this Agreement constitutes the legal, valid and legally binding obligations of the Purchaser and are and will be fully enforceable against the Purchaser in accordance with their respective terms;

         (c) the execution and delivery of ,and the performance by the Purchaser of its obligations under this Agreement will not:


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                  (i)      result in a breach of any provision of the memorandum
                           and articles of association or bye-laws of the Purchaser; or

                  (ii) result in a breach of, or constitute a default under, any instrument or agreement or contract or deed to which the Purchaser is a party or by which the Purchaser is bound (including any shareholder's agreement between its members in respect of the Purchaser);or

                  (iii) result in a breach of any law, rule or regulation or any order, judgment or decree of any court or governmental, regulatory, judicial or administrative body to which the Purchaser is a party or by which the Purchaser is bound;

         (d) the Purchaser through its wholly owned subsidiaries holds 219,999,999 shares (ie.78.57% equity interest) in GTI Financial Information Limited ("GTI");

         (e) subject to the fulfillment of the conditions in Clause 4.1, the Consideration Shares to be issued pursuant to the terms of the Agreement and have been duly authorized by the Purchaser and will be validly issued, credited as fully-paid and unencumbered and free and clear of any security interests, claims (including pre-emptive rights and other restrictions on disposals of the Consideration Shares), liens or encumbrances and will be freely transferable and will rank PARI passu in all respects with all other issued shares in the capital of the Purchaser then in issue;

         (f) save for the matters and transactions contemplated in this Agreement, there are no ( and there will be none up to and on the Completion Date) outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase, subscription, issue and allotment or acquisition from the Purchaser of any of its capital shares. Except for the existing memorandum and articles of association of the Purchaser as at the date hereof, the existing shareholder's agreement dated 3rd January 2000 between Hu Qing Shan, Hu Ying, Gong Hui and Huang Tong Feng as Party A, Illumination International Limited as Party B, Twin Tiger Limited as Party C, Shenzhen Genius Information Technologies Limited as Party D, GTI as Party E and Shenzhen Ju Lie Information Consulting Limited as Party F respectively and the matters and transactions contemplated in this Agreement, the Purchaser and/or any existing shareholder of the Purchaser is not a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any shares of the Purchaser or by a director of the Purchaser (and will not be a party or subject to any of the aforesaid up to and on the Completion Date). Except the matters and transactions contemplated in this Agreement, there is no other agreement or understanding (and there will be none up to and on the Completion) between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any shares of the Purchaser or by a director of the Purchaser;

         (g) the particulars of the Purchaser contained in Schedule 5 are true and accurate in all respects;


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

         (h) all returns particulars resolutions and other documents required to be filed with the relevant authorities in Hong Kong by the Purchaser have been duly filed and the Purchaser has complied with all legal requirements in connection with its formation and with all issues of its shares;

                  (i)

7.12 The Purchaser shall not do or allow and shall procure that no act or omission shall occur before Completion which would constitute a breach of any of the Warranties, representations and undertakings given by the Purchaser in this Agreement if they were given at Completion or which would make any of such warranties inaccurate or misleading if they were so given.

7.13 In the event of it being found prior to Completion that any of the warranties, representations and undertakings given by the Purchaser in this Agreement are untrue or incorrect, or in the event of any matter or thing arising or becoming known or being notified to the Vendors which is inconsistent with any of such warranties, representations and undertakings, the Vendors shall not be bound to complete the sale and purchase of the Sale Shares and may by written notice rescind this Agreement without liability on its part. The right conferred upon the Vendors by this Clause is in addition to and without prejudice to any other rights of the Vendors (including any rights to claim damages or compensation from the Purchaser by reason of any such breach or non-fulfilment) and failure to exercise it shall not constitute a waiver of any such rights.

7.14 The Purchaser hereby undertakes to indemnify and keep indemnified the Vendors against any loss or liability suffered by the Vendors as a result of or in connection with any breach of any of the warranties, representations and undertakings given by the Purchaser in this Agreement and against any costs and expenses incurred in connection therewith provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies of the Vendors in relation to any such breach. The aggregate liability of the Purchaser in respect of all breaches under the Warranties shall not exceed the amount of the Consideration, and the Purchaser shall not be liable for any breach of the Warranties unless on or before 3 months from the date of this Agreement, the Vendors shall have given written notice to that Purchaser of any claim, such notice shall specify (in reasonable detail) the matters which give rise to the breach, the nature of the breach and an estimate of the amount claimed in respect thereof.

7.15 The rights conferred upon the Purchaser by this Clause 7 are in addition to and without prejudice to any other rights of the Purchaser and failure to exercise it shall not constitute a waiver of any such rights notwithstanding that such breach or non-fulfillment may have been known to or discoverable by the Purchaser before Completion.

7.16 The Vendors hereby waive any and all claims against the Company and all its subsidiaries and their respective officers, employees, servants, agents and representatives in respect of any information supplied by any of them to the Vendors on or before the date hereof in connection with any of the Warranties or any matters which have been disclosed to the Purchaser or otherwise howsoever in relation to the business or affairs of the Company or any of its subsidiaries.


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

8.       CONFIDENTIALITY

8.1 Subject to the fulfilment of Clause 4.1, the Vendors undertake at all reasonable times, notwithstanding Completion, it will at the request of the Purchaser promptly give to the Purchaser such Information (defined in Clause 8.3) in its possession.

8.2 Subject to the fulfilment of Clause 4.1, the Vendors further undertake to the Purchaser that they will not and will procure all their respective officers, employees, servants, agents and representatives will not at any time after Completion for their own benefit or on behalf of any other person take away, make use of or disclose to any person (except as may be necessary to comply with any statutory obligation or order of any court or statutory tribunal of competent jurisdiction) any Information are confidential in any way relating to the business or affairs of the or to any customer, client, agent, supplier or any other person who has or has had any dealings with the Company.

8.3 In this Clause 8, "Information" refers to all information in the possession of or within the control of the Vendors or their respect officers, employees, servants, agents and representatives concerning the business, dealings, transactions or affairs of the Company and all claims made or threatened against the Company.

8.4 The Purchaser hereby undertakes with the Vendors that it will not, prior to Completion and save as required by law, make use of or disclose or divulge any confidential information relating to the Company obtained by it or its representatives pursuant to this Agreement and the transactions contemplated thereby to any person other than its own officers, employees or professional advisors.

9.       NON-COMPETITION AND NON-SOLICITATION

9.1 Subject to the fulfilment of Clause 4.1, the Vendors undertake from the Completion Date to the expiry of 12 months after the Completion Date, it will not and will procure all its respective officers, employees, servants, agents, associates and representatives will not for their own benefit or on behalf of any other person without the prior written consent of the Purchaser:

         (a) carry on (whether alone or in partnership or joint venture with anyone else) or be concerned with or interested any business carried by the Company in the PRC at any time within 12 months prior to the Completion Date or directly or indirectly competitive with such business of the Company in the PRC save and except as a shareholder (for investment purposes only) holding not more than 5% directly or indirectly of the securities of a company listed on a recognized stock exchange;

         (b) whether as principal, agent or servant canvass or solicit business from any person who was a customer, client, agent or supplier of the Company in the PRC during the period of 12 months immediately prior to Completion;


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

                  (iii) offer employment to any person who at the date of this Agreement or within 12 months prior to the Completion Date, is or had been an employee of the Company in the PRC and for so long thereafter as such employee shall remain in the employment of the Company in the PRC or for a period of 6 months after leaving such employment; or

                  (iv) offer any inducement or encouragement to any such employee to cease to be so employed or to seek employment with any other employer or to become self-employed or to go into any partnership or business on his own account in the PRC.

9.2 Each of the restrictions contained in Clause 9.l is separate and distinct and is to be construed separately from the other restrictions. The Vendors hereby acknowledge that he/it considers such restrictions to be reasonable both individually and in aggregate and that the duration, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Purchaser and that the Consideration paid by the Purchaser under the terms of this Agreement takes into account and adequately compensates them for any restriction or restraint imposed hereby. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, the Vendors hereby agree that such restriction shall apply with such modification as may be necessary to make it valid.


10.      CONDUCT OF THE COMPANY UP TO COMPLETION

10.1 Pending Completion, the Vendors undertake with the Purchaser to procure that the Company and its subsidiaries will NOT:

         (a) enter into any commitment, contract or arrangement other than in the ordinary and proper course of its business;

         (b) dispose of or create or permit any Encumbrances over any of its assets or agree so to do, other than a disposal of its stock in trade in the ordinary and proper course of its business;

         (c) incur any material liabilities other than in the ordinary and proper course of its business;

         (d) hire any new employee other than those general staff, alter the remuneration or conditions of employment or superannuation of any employee (except under the requirements of any award, industrial agreement, service contract or law) or terminate the employment of any employee (except for fraud or misconduct);

         (e) allot or issue or agree to allot or issue any shares or any loan capital or any security convertible into share capital;

         (f) declare or pay any dividend or make any other distribution of its profits;

         (g) alter its memorandum or articles of association other than for the purpose of transferring the Sale Shares to the Purchaser and in the agreed terms; or

         (h)      change its name.

10.2 Up to Completion the Vendors shall cause the Company, at all reasonable times, to make all premises, plant, stock, Accounts and records available for the Purchaser's inspection for the purposes of this Agreement and allow copies of such records to be taken.


11.      INDEMNITY

11.1 The Vendors shall indemnify and hold harmless the Purchaser against each proceeding, judgment, loss, damage, cost, expense or liability suffered, incurred by or brought or made or recorded against the Purchaser, as a direct or indirect consequence of:

         (a) any breach by the Vendors or any other person of any of the Warranties;

         (b) any Warranty not being true and correct or being misleading as at the Completion Date; or

         (c) any failure by the Vendors to duly perform any of the obligations imposed upon them by this Agreement.

11.2     The Vendors further acknowledge that the aforesaid indemnity:

         (a) extends to all costs, expenses and other amounts incurred or paid by the Purchaser in the enforcement or purported or attempted enforcement of such indemnity or for the preservation of or in any manner in reference to the rights conferred upon the Purchaser by this Agreement, including legal costs as between solicitor and client;

         (b) will not be abrogated, modified, prejudiced, affected or considered as wholly or partially discharged by any one or more of:

                  (i) any time, credit, indulgence or concession extended by the Purchaser or the Company to the Vendors or any other person;

                  (ii) any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of the Purchaser or the Company against the Vendors or any other person;

                  (iii) the neglect or omission of the Purchaser or the Company to enforce any of those rights or any delay in the enforcement of any of those rights; and

                  (iv) the winding up, bankruptcy or death of any of the Vendors.

         (c) is continuing and irrevocable and the obligations of the Vendors will be absolute and unconditional in all circumstances; and

         (d) will be in addition to and not in substitution for any other indemnity provided under this Agreement or any other rights which the Purchaser or the Company may have against the Vendors from time to time and will not merge on Completion.


11.3 The Purchaser shall indemnify and hold harmless at all times the Vendors against each proceeding, judgment, loss, damage, cost, expense or liability suffered, incurred by or brought or made or recorded against the Vendors, whether before or after Completion or in respect of any period before or after Completion, as a direct or indirect consequence of:

         (a)      any breach by the Purchaser of any of the Warranties;

         (b) any Warranty given by the Purchaser not being true and correct or being misleading as at the Completion Date; or

         (c) any failure by the Purchaser to duly perform any of the obligations imposed upon them by this Agreement.

11.4     The Purchaser further acknowledges that the aforesaid indemnity:

         (a) extends to all costs, expenses and other amounts incurred or paid by the Vendors in the enforcement or purported or attempted enforcement of such indemnity or for the preservation of or in any manner in reference to the rights conferred upon the Vendors by this Agreement, including legal costs as between solicitor and client;

         (b) will not be abrogated, modified, prejudiced, affected or considered as wholly or partially discharged by any one or more of:

                  (i) any time, credit, indulgence or concession extended by the Vendors or the Company to the Purchaser or any other person;

                  (ii) any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any rights of the Vendors or the Company against the Purchaser or any other person;

                  (iii) the neglect or omission of the Vendors or the Company to enforce any of those rights or any delay in the enforcement of any of those rights; and

                  (iv) the winding up, bankruptcy or death of any of the Purchaser.

         (c) is continuing and irrevocable and the obligations of the Purchaser will be absolute and unconditional in all circumstances; and

         (d) will be in addition to and not in substitution for any other indemnity provided under this Agreement or any other rights which the Vendors or the Company may have against the Purchaser from time to time and will not merge on Completion.


12.      CONTINUING OBLIGATIONS

12.1 The Vendors must do nothing to discourage the Company's or its subsidiaries' current clients and new clients to utilize the goods and service of the Company's or its subsidiaries' business.

12.2 The Vendors must provide all reasonable assistance including access to any documents in their possession or under their power or control in relation to any dispute between the Company or its subsidiaries and any person.

12.3 Each obligation and warranty of a party to this Agreement (except an obligation fully performed at Completion) continues in force despite Completion.

12.4     Default

         (a) No party to this Agreement shall be entitled to enforce any rights or remedies under this Agreement or at common law arising out of the default of any other party in performing or observing any of the terms and conditions of this Agreement (other than the right of any party to sue for any moneys already due) UNLESS the non defaulting party has given to the party in default ("DEFAULTING PARTY") a written notice specifying the default and stating his intention to enforce his rights and remedies unless the default is made good within 14 days and the Defaulting Party fails within that period to remedy the default. If the default is not so rectified then the non-defaulting party may:

                  (i) demand immediate payment to it of all moneys to be paid to it by the defaulting Party pursuant to this Agreement;

                  (ii) suspend compliance with its obligations under this Agreement until the default is so rectified; and

                  (iii) sue for damages or seek specific performance of this Agreement or any other remedy to which it might be entitled.

13.      COSTS

13.1 Each party shall bear its own legal and other costs and expenses arising directly or indirectly with respect to the preparation, execution, completion and performance of this Agreement or any other related documentation.

13.2 Notwithstanding the foregoing, the Vendors and the Purchaser shall bear any stamp duty payable in respect of the transfer of the Sale Shares in equal shares.

14.      NOTICE

14.1     Delivery

         All notices, demands or other communications which are required to be given under this Agreement shall be in writing in English and sent to:

         (a)      in the case of the Vendors:

                  Vendors' Address  :       Suite 1310 China VentureTech Plaza,
                                            819 Nan Jing Xi Road, Shanghai,
                                            PRC, 200041
                  Facsimile number  :       in PRC :- 86 21 5213 0664
                  Attention         :       Mr David Chen

         (b)      in the case of the Purchaser:

                  Address           :       19/F., Wing On House, 71 Des Voeux
                                            Road Central, Hong Kong
                  Facsimile number  :       852-28106070
                  Attention         :       Mr Rankine Yeung

         or to such other address or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this Clause 14.

14.2     Receipt

         Any such notice may be delivered personally or by prepaid post or sent by facsimile transmission and shall be deemed to have been effectively served:

         (a) on the day of receipt, where any personally delivered letter or facsimile message is received on any Business Day before or during normal working hours;

         (b) on the following Business Day, where any personally delivered letter or facsimile message is received either on any Business Day after normal working hours or on any day which is not a Business Day;

         (c) on the third Business Day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of a recipient in Hong Kong, unless actually received sooner; or

         (d) on the seventh Business Day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of an overseas recipient (and vice-versa), unless actually received sooner.

15.      GENERAL

15.1.    Assignment

         The Parties shall not be permitted to assign or transfer or purport to assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the other party.

15.2.    Waiver

         (a) A failure or delay in exercising or the partial exercise of any provision of, or right, election or discretion under, this Agreement is not a waiver of that provision, right, election or discretion.

         (b) A waiver of any such provision, right, election or discretion or of any breach or default under this Agreement must be in writing and signed by the party granting the waiver.

15.3     Variation

         A variation of any term of this Agreement must be in writing and signed by all Parties.

15.4     Cumulative rights

         The rights or remedies conferred on any party by this Agreement are in addition to all rights and remedies of that party at law or in equity.

15.5     Further assurance

         Each party will sign execute and complete all further documents necessary to effect, perfect or complete the provisions of and the transactions contemplated by this Agreement.

15.6     Severability

         If any part of this Agreement is or becomes illegal, invalid or unenforceable in a jurisdiction, the legality, validity or enforceability of the remainder of this Agreement will not be affected and this Agreement will be read as if that part had been deleted.

15.7     Entire understanding

         This Agreement contains the entire understanding and agreement between the Parties as to the subject matter of this Agreement.

15.8     Survival

         All agreements, obligations covenants and representations contained in this Agreement which have not been fulfilled shall unless otherwise expressly stated survive the execution and consummation of this Agreement and the transactions in relation thereto.

16.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and each party shall submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS whereof this Agreement has been duly executed the day and year first before written.


The Vendors
-----------

SIGNED by                                     )
for and on behalf of Hartcourt China Inc.     )
                                              )
in the presence of :                          )

SIGNED by                                     )
Mr. Lee Luping                                )
                                              )
in the presence of :                          )



The Purchaser
-------------

SIGNED by                                     )
for and on behalf of                          )
First Information Technology Limited          )
in the presence of:                           )

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY


A.    THE COMPANY

1.    Name                    :    Hopeful Internet Technologies Limited

2.    Registered Office       :    P.O. Box 957, Offshore Incorporations Center,
                                   Road Town, Tortola, BVI

3.    Date of Incorporation   :    January 11, 2000

4.    Place of Incorporation  :    BVI

5.    Directors               :    Stephen Tang

6.    Authorised  Capital     :    US$50,000
      Issued Capital          :    US$

7.    Shareholders            :    Hartcourt China Inc  51%
                                   Lee Lu Ping          49%

8.    Nature of business      :    The holding of 100% equity interest in
                                   Shanghai Sinobull Information
                                   Corporation Limited [CHINESE TEXT OMITTED] which is a wholly foreign owned enterprises incorporated in Shanghai,
                                   PRC and its business is economic
                                   information and data distribution,
                                   computer information and data
                                   collection, network technical services,
                                   transfer of technology, technical
                                   supports, software development and
                                   consultation, sales of self developed
                                   products.

                                   SCHEDULE 2

                  WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS


The Vendors hereby represent, warrant and undertake to and with the Purchaser in title in the following terms:-

l.       CAPACITY

1.1 The Vendors have full power and capacity to enter into and perform this Agreement and this Agreement will, when executed, constitute binding obligations on each Vendor in accordance with their terms.

1.2 All necessary authorization for the Vendors to enter into this Agreement has been duly obtained.

2.       ACCOUNTS AND RECORDS

2.l      Books and Records

2.l.l The Company and its subsidiaries have at all times fully, properly and accurately maintained all books, accounts and records required by law to be maintained all of which books, accounts and records are in its possession.

2.l.2 The books, accounts and records of the Company and its subsidiaries duly and accurately record all matters required by law to be entered therein and accurately present and reflect in accordance with generally accepted accounting principles and standards the assets and liabilities (actual and contingent) of the Company and its subsidiaries and all transactions to which it is or has been a party.

2.2      Accounting Matters

2.2.l The Accounts were prepared in accordance with the historical cost convention and the bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited accounts of the Company and its subsidiaries in respect of the last three preceding accounting periods of the Company and its subsidiaries.

2.2.2    The Accounts:-

         2.2.2.l give a true and fair view of the assets and liabilities of the Company and its subsidiaries at the Accounting Date and its profits for the twelve months period ended on that date;

         2.2.2.2 comply with the requirements of the relevant regulations and legislation;

         2.2.2.3 have been prepared in accordance with good accounting practice in the PRC and comply with all current standard accounting practices applicable to a PRC company;

         2.2.2.4 are not affected by any extraordinary, exceptional or non-recurring item;

         2.2.2.5 properly reflect the financial position of the Company and its subsidiaries as at their date;

         2.2.2.6 fully disclose all the assets and liabilities of the Company and its subsidiaries as at their date;

         2.2.2.7 make full provision or reserve in accordance with good accounting practice in PRC for all liabilities and capital commitments of the Company and its subsidiaries outstanding at the Accounting Date including contingent, unquantified or disputed liabilities;

         2.2.2.8 make full and proper provision or reserve in accordance with the principles set out in the notes included in the Accounts for all Taxation liability to be assessed on the Company and its subsidiaries or for which it may be accountable in respect of the twelve months period ended on the Accounting Date and such provision shall be sufficient to cover all Taxation assessed or liable to be assessed on the Company and its subsidiaries or for which the Company is or may become accountable in respect of profits, income, earnings, receipts, transfers, events and transactions up to and including the Accounting Date.

2.2.3 No amount included in the Accounts in respect of any fixed or current asset exceeds its purchase price or production cost at the Accounting Date.

2.2.4 No amount included in the Accounts in respect of any current assets exceeds its net realisable value at the Accounting Date.

2.3      Stock-in-trade and work in progress

2.3.l In the Accounts the stock-in-trade and work in progress of the Company and its subsidiaries have been treated strictly in accordance with standard accounting practices applicable to a PRC company.

2.3.2 In the Accounts all redundant, obsolete and slow moving stock-in-trade has been written off or written down as appropriate.

2.4      Depreciation

         In the Accounts the fixed assets of the Company and its subsidiaries have been depreciated in accordance with standard accounting practices applicable to a PRC company.

2.5      Deferred taxation

         Where provision for deferred Taxation is not made in the Accounts full details of the amounts of such deferred Taxation must be disclosed in the Disclosure Letter.

2.6      Book debts

2.6.l No part of the amounts included in the Accounts or subsequently recorded in the books of the Company as owing by any debtor is or shall at the Completion Date be overdue by more than 12 weeks or has been released on terms that any debtor pays less than the full book value of his debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Company and its subsidiaries as irrecoverable in whole or in part.

2.6.2 All amounts due to the Company and its subsidiaries from debtors as at the Completion Date (less the amount of any provision or reserve determined on the same basis as that applied in the Accounts and disclosed in writing to the Purchasers) shall be recoverable in full in the ordinary course of business (and in any event not later than 12 weeks after the Completion Date) and none of such debts is or shall at the Completion Date be subject to any counter-claim or set off except to the extent of any such provision or reserve.

2.7      Treatment in the Accounts

         There are no material differences between the accounting and taxation treatment of any item in the Accounts.

2.8      Memorandum and articles of association and statutory books

2.8.1 The copy of the memorandum and articles of association of the Company provided by the Vendors to the Purchaser is accurate and complete in all respects

2.9      Documents filed

2.9.l All returns, particulars, resolutions and documents required by the relevant legislation to be filed with the relevant government authority in respect of the Company and its subsidiaries have been duly filed and were correct and due compliance has been made with all the provisions of the relevant regulations and legislation and other legal requirements in connection with the formation of the Company and its subsidiaries.

2.9.2 All charges created by the Company and its subsidiaries have (if appropriate) been registered in accordance with the provisions of the relevant legislation

3.       MATTERS SINCE THE ACCOUNTING DATE

3.l      Since the Accounting Date:-

         3.l.l no distribution of capital or income has been declared, made or paid or agreed or resolved to be declared, made or paid;

         3.l.2 no loans have been made by the Company and its subsidiaries and no loan capital or loan has been or become liable to be repaid by the Company and its subsidiaries in whole or in part;

         3.l.3 the Company and its subsidiaries have not borrowed, raised or taken any money or any financial facility;

         3.l.4 the business of the Company and its subsidiaries have been carried on in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

         3.l.5 the Company and its subsidiaries have not entered into any capital commitments or any transaction or agreement for the disposal of any asset (including all forms of intellectual and industrial property rights) or under which it has incurred or shall incur (otherwise than in the ordinary and usual course of carrying on its business) any liabilities (including contingent liabilities) nor has it disposed of or realised any material assets or any interest therein;

         3.l.6 no resolutions have been (whether in general meeting or otherwise) passed by the Company and its subsidiaries or any class of their respective members;

         3.l.7 nothing has been done in the conduct or management of the affairs of the Company and its subsidiaries which would be likely to prejudice the interests of the Purchaser as a prospective purchaser of the Shares; and

         3.l.8 no sum has been paid or voted to any director or employee (or ex-director or ex-employee) of the Company and its subsidiaries by way of remuneration or otherwise in excess of the rates paid to him by the Company and its subsidiaries at the Accounting Date and no new services agreements have been made by the Company and its subsidiaries.

3.2 Since the Accounting Date the business of the Company and its subsidiaries has not been adversely affected by the loss of or material reduction in orders from any important customer or the loss of or material reduction in any source of supply or by any abnormal factor affecting similar businesses to a like extent and after making due and careful enquiries none of the Vendors is aware of any facts which are likely to give rise to any such adverse effect.

3.3 Since the Accounting Date there has been no material adverse change in the financial position or trading prospects of the Company and its subsidiaries nor is any such material change expected.

4.       FINANCE

4.l      Bank and other borrowings

4.l.l Full details of all limits on the Company's and its subsidiaries' bank overdraft facilities have been accurately disclosed in the Disclosure Letter to the Purchaser.

4.l.2 The total amount borrowed by the Company and its subsidiaries from its bankers does not exceed its overdraft facilities.

4.l.3 The total amount borrowed by the Company and its subsidiaries (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing power contained in its articles of association or in any debenture or other deed or document binding upon it.

4.l.4 The Company and its subsidiaries have no outstanding loan capital, nor has it agreed to create or issue any, or factored any of its debts nor borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts.

4.l.5 The Company and its subsidiaries have not since the Accounting Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

4.2      Loans by and debts due to the Company and its subsidiaries

         The Company and its subsidiaries have not lent any money (including shareholders' loan) which has not been repaid to it, nor owns the benefit of any debt (whether or not due for payment) other than debts owing to it in the ordinary course of its business, and the Company and its subsidiaries have not made any loan or quasi-loan contrary to the relevant legislation.

4.3      Liabilities

         There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company and its subsidiaries other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounting Date.

4.4      Bank accounts

4.4.l A statement of the bank accounts of the Company and its subsidiaries and of the credit or debit balances thereon as at a date not more than seven days before the date of Completion has been supplied to the Purchaser.

4.4.2 Since such statement there have been no payments out of any such accounts except of payments in the ordinary course of business and the balance on current accounts at the Completion Date shall not be substantially different from the balances shown on such statement.

4.5      Working capital

         Having regard to existing bank and other facilities the Company and its subsidiaries have sufficient working capital for the purposes of continuing to carry on its business in its present form and at the increased levels of turnover contemplated herein following the Completion Date and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which are binding upon the Company and its subsidiaries and remain outstanding.

4.6      Continuance of facilities

4.6.l In relation to debentures, acceptances, credits, overdrafts, loans or other financial facilities outstanding or available to the Company and its subsidiaries:-

         4.6.l.l full details thereof and true and accurate copies of all documents relating to such facilities have been disclosed in the Disclosure Letter and the enclosures thereof; and

         4.6.l.2 there has been no contravention of or non-compliance with any provision of any such document.

4.7      Grants

4.7.l Full particulars have been disclosed of all grants, allowances, loans or financial aids of any kind applied for or received or receivable by the Company and its subsidiaries from any governmental department, board, body or agency or any other supranational or national or local authority body or agency.

4.7.2 No act or transaction has been effected or omitted in consequence of which:-

         4.7.2.l the Company or its subsidiaries is or may become liable to refund wholly or partly any of the grants, allowances, loans or aids referred to in clause 4.7.l; or

         4.7.2.2 any application made by the Company and its subsidiaries for the aforesaid grants, allowance, loans or aids shall be rejected, deferred or not accepted in full.

5.       TAXATION

5.l      Provision for Taxation

         The provision for Taxation in the Accounts shall be sufficient (on the basis of the law as presently existing) to cover all Taxation assessed or liable to be assessed on the Company and its subsidiaries or for which the Company is, may be or may become accountable in respect of profits, income, earnings, receipts, transfers, events and transactions up to the Accounting Date.

5.2      Obligation to account

         The Company and its subsidiaries has duly complied with its obligations to account to the Commissioner of Inland Revenue and all other authorities for all amounts for which it is or may become accountable in respect of Taxation.

5.3      Returns and clearances

         All returns in connection with Taxation that should have been made by the Company and its subsidiaries have been made and have been made correctly and on a proper basis making full disclosure of all matters relevant to the assessment of the Company's and its subsidiaries' liability to Taxation. No such return is likely to be disputed and there are no facts known or which would on reasonable enquiry be known to the Company and its subsidiaries, its Directors or the Vendors which may give rise to any dispute or to any claim for any Taxation or the deprivation of any relief or advantage that might have been available to the Company and its subsidiaries under any relevant legislation.

5.4      Disclosure

         There are no assessments or charges to Taxation against the Company and its subsidiaries which are the subject of any present dispute with the relevant government tax authority or any relevant statutory authority whether such amounts of Taxation have been paid or not and regardless of which form such dispute is being or is to be heard.

6.       ASSETS

6.l      Ownership of Assets

6.l.l The Company and its subsidiaries were at the Accounting Date the owner with good and marketable title of all the assets included in the Accounts and now so owns and has in its possession and under its control all such assets (save for current assets subsequently disposed of in the ordinary course of its business). Save as disclosed in the Disclosure Letter, all the existing assets and assets acquired by the Company and its subsidiaries after the Accounting Date are free from any charge, lien, encumbrance or equity and no other person has or claims any rights in relation to any of such assets.

6.l.2 The fixed and loose plant, machinery, furniture, fixtures, fittings and equipment, vehicles and other movable assets used in connection with the business of the Company and its subsidiaries are in the possession and control and are the sole and absolute property of the Company and its subsidiaries free from any charge, lien, encumbrance, hire purchase, leasing or rental agreement or agreement for payment on deferred terms or bill of sale and are in good repair and condition and satisfactory working order and comprise all assets necessary for the continuation of the business of the Company and its subsidiaries as carried on at the Completion Date.

6.2      Stocks

6.2.l The stocks of raw materials, packaging materials and finished goods now held are not excessive and are adequate in relation to the current business requirements of the business of the Company and its subsidiaries and none of such stock is obsolete, unusable, unmarketable or inappropriate or of limited value in relation to the current business of the Company and its subsidiaries and no contracts are outstanding which are likely to result in the foregoing not being true.

6.2.2 The stock-in-trade of the Company and its subsidiaries are in good condition and is capable of being sold by the Company and its subsidiaries in the ordinary course of its business in accordance with the current price list without rebate or allowance to a purchaser.

6.3      Retention of title

         The Company and its subsidiaries have not purchased or agreed to purchase any stock, goods, materials or assets on terms that property therein does not pass until full payment is made or all indebtedness discharged.

6.5      Insurance

6.5.1 The Company and its subsidiaries is fully covered by valid insurances against all risks normally insured against by persons carrying on the same business as that carried on by the Company and its subsidiaries and in particular all assets are and have at all material times been insured to the full replacement or reinstatement value thereof against fire and such other risks as aforesaid and the Company is and has at all material times been adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same business as that carried on by the Company and its subsidiaries.

6.5.2 Full particulars have been disclosed of all such insurances and there are no outstanding claims or circumstances likely to give rise to a claim thereunder and nothing has been done or omitted to be done which has made or could make any policy of insurance void or voidable or whereby the premium is likely to be increased.

6.5.3 None of the policies are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

7.       INTELLECTUAL PROPERTY

7.1 The Company and its subsidiaries are entitled to carry on its present business in the manner in which it is presently carried on and such business does not and is not likely to infringe or conflict with any right (and in particular any industrial or intellectual property right) of any other person.

7.2 All trademarks, patents, designs, business names, trade names, copyright, know-how and other similar industrial, commercial or intellectual rights used by the Company and its subsidiaries in connection with its business have been disclosed in the Disclosure Letter and are in the sole beneficial ownership of the Company and its subsidiaries and to the extent to which the same are capable of registration are registered in the name of the Company and its subsidiaries as sole proprietor and are valid and enforceable and none of them is being used, claimed, opposed or attacked by any other person nor has anything been done or omitted whereby they or any of them might cease to be valid and enforceable or used, claimed, opposed or attacked as aforesaid.

7.3 No licence or other authority has been granted or agreed to be granted by the Company and its subsidiaries to any person to use in any manner or to do anything which would or might otherwise infringe any of the rights referred to (specifically or in general terms) in clause 7.2 and the Company and its subsidiaries have not permitted to be disclosed or agreed to disclose to any person other the Purchaser any of its know-how, trade secrets, confidential information, technical processes or lists of customers or suppliers.

7.4 All licences and authorities from any other person under which any of the rights referred to (specifically or in general terms) in clause 7.2 are used by the Company and its subsidiaries and are in full force and effect and the Vendors are not aware of any breach by the Company and its subsidiaries of the terms and conditions of any such licence or authority or of any circumstances whereby the same may be prematurely terminated or rescinded.

7.5 There is no infringement of any Intellectual Property Rights in the operation of any business of the Company and its subsidiaries and all products and properties of the Company and its subsidiaries are not subject to any third party's Intellectual Properties Rights.

8.       COMMITMENTS AND CONTRACTS

8.1 The Company and its subsidiaries are not a party to or subject to any liability (existing or contingent) under any contract or arrangement not entered into in the ordinary and usual course of business or any contract or arrangement of an unusual, onerous or long term nature or which is not of an arms' length nature.

8.2 All contracts for the purchase by the Company and its subsidiaries of raw materials, goods or services or for the supply of goods or services by the Company and its subsidiaries are on a formal arms' length basis.

8.3 All obligations of the Company and its subsidiaries to buy foreign exchange are against known commitments to pay for stock to be imported and paid for in foreign currency and any forward sales of foreign currency by the Company are against known receipts of the currency to be sold and the Company has no commitments in foreign exchange which are not covered by a forward purchase or sale as appropriate of the relevant currency.

8.4 The Company and its subsidiaries are not and have not agreed to become bound by any debenture, guarantee or contract of indemnity or suretyship and there is not now outstanding any guarantee or contract for indemnity or suretyship given for the accommodation of or in respect of any obligation on the part of the Company and its subsidiaries.


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

8.5 The Company and its subsidiaries have not given any power of attorney which remains in force.

8.6 The Company and its subsidiaries have not entered into or agreed to enter not any selling, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which in any way restricts the freedom of the Company and its subsidiaries to carry on its business or any part thereof in any part of the world in such manner as it thinks fit.

8.7 The Company and its subsidiaries do not owe any debts or other monies to the Vendors or any of the Directors or any person connected with the Vendors or the Directors or any of them respectively.


9.       EMPLOYMENT

9.1      Employment and terms of employment

9.1.1 Full particulars of the identities, dates of commencement of employment or appointments to office and terms and conditions of employment of all the employees and officers of the Company and its subsidiaries including without limitation profit sharing schemes or commission or discretionary bonus arrangements have been fully and accurately disclosed in the Disclosure Letter to the Purchaser.

9.1.2 There are no agreements or other arrangements whether or not legally binding between the Company and its subsidiaries and any trade union or other body representing its employees.

9.2      Bonus schemes

         Save as disclose in the Disclosure Letter, there are no schemes in operation by or in relation to the Company and its subsidiaries whereunder any employee of the Company and its subsidiaries is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover profits or sales of the Company and its subsidiaries.

9.3      Changes in remuneration

9.3.1    Since the date of the Disclosure Letter:-

         9.3.1.1 no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer, ex-officer or senior executive of the Company and its subsidiaries (a senior executive being a person in receipt of remuneration in excess of HK$5,000.00 per annum);

         9.3.1.2 no change has been made in the terms of employment of any such officer or senior executive; and

         9.3.1.3 no additional officers or senior executives have been appointed.

9.3.2 The Company and its subsidiaries are not bound or accustomed to pay any monies other than in respect of remuneration or emoluments of employment or pension benefits to or for the benefit of any officer or employee of the Company and its subsidiaries.

9.4      Termination of contracts of employment

9.4.1 All subsisting contracts of service to which the Company or its subsidiaries is a party are determinable on 12 months' notice or less without compensation.

9.4.2 No senior executive of the Company and its subsidiaries and no officer of the Company and its subsidiaries has given or received notice terminating his employment except as expressly contemplated in this Agreement and no such executive or officer will be entitled to give such notice as a result of the provisions of this Agreement.

9.5      Industrial disputes and employee claims

9.5.1 Neither the Company and its subsidiaries nor its employees are involved in any industrial dispute and there are no facts known or which should on reasonable enquiry be known to the Company, its Directors or the Vendors which might suggest that there may be any such industrial dispute or that any of the provisions of this Agreement may lead to any such industrial dispute.

9.5.2 There is no outstanding claim against the Company and its subsidiaries by any person who is now or has been an officer or employee of the Company and its subsidiaries or any dispute between the Company and its subsidiaries and a material number or class of its employees.

9.6      Redundancies

         No employee of the Company and its subsidiaries shall become redundant and be entitled to a redundancy payment as a result of any provision of this Agreement.

9.7      Pensions

9.7.1 Other than required by the relevant legislations the Company and its subsidiaries are not under any legal or moral liability or obligation or a party to any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any of its past or present officers or employees or their dependents.

9.7.2 Full particulars of the Company's and its subsidiaries' retirement benefits scheme ("Scheme") have been disclosed in the Disclosure Letter including without limitation true copies of the trust deeds and the latest actuarial report and full and accurate particulars of the assets funding arrangements, rules and current membership.

9.7.3 The assets, investments or policies held by the trustees of the Scheme are sufficient to satisfy the liabilities and obligations (both current and contingent) which the Scheme owes to its members at the date hereof.

10.      LITIGATION, DISPUTES AND WINDING-UP

10.1     Claims

         There are no outstanding claims against the Company and its subsidiaries in respect of defects in quality or delays in delivery or completion of contracts or deficiencies design or performance of equipment or otherwise relating to liability for goods or services supplied or to be supplied by the Company and its subsidiaries and no such claims are threatened or anticipated and the Company and its subsidiaries have not given otherwise than in the ordinary course of business any guarantee or warranty in relation to any goods or services supplied or to be supplied by the Company and its subsidiaries.

10.2     Litigation

10.2.1 The Company and its subsidiaries are not engaged in any litigation or arbitration proceedings as plaintiff or defendant; there are no proceedings pending or threatened either by or against the Company and its subsidiaries and there are no circumstances which are or may be likely to give rise to any litigation or arbitration.

10.2.2 There is no dispute with any revenue or other official department in Shanghai or elsewhere in relation to the affairs of the Company and its subsidiaries and there are no facts which may give rise to any dispute.

10.2.3 No order has been made or petition presented or resolution passed for the winding up of the Company and its subsidiaries nor has any distress, execution or other process been levied in respect of the Company and its subsidiaries which remains undischarged nor is there any unfulfilled or unsatisfied judgement or court order outstanding against the Company and its subsidiaries.

10.3     Compliance with legislation

10.3.1 Neither the Company nor its subsidiaries nor its officers, agents or employees (during the course of their duties to the Company and its subsidiaries) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any applicable laws and regulations (whether of Shanghai or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part.

10.3.2 The Company and its subsidiaries has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of Shanghai or elsewhere.

10.4     Documents stamped

         All documents which in any way affect the right, title or interest of the Company and its subsidiaries in or to any of its property, undertaking or assets or to which the Company or its subsidiaries is a party and which attract stamp duty have been duly stamped within the requisite period for stamping.

10.5     Business names

         The Company and its subsidiaries do not use a name for any purpose other than its full corporate name.

10.8     Powers of attorney and authorities

10.8.1 There are not in force any powers of attorney given by the Company and its subsidiaries.

10.8.2 There are not outstanding any authorities whether express or implied by which any person may enter into any contract (other than the Agreement) or commitment to do anything on behalf of the Company and its subsidiaries.

10.9     Licences and consents

10.9.1 The Company and its subsidiaries have obtained all necessary licences and consents from any person, authority or body for the proper operation of its business.

10.9.2 The Company and its subsidiaries are not in breach of any of the terms or conditions of any such licences or consents which are all valid and subsisting and there are no factors that might in any way prejudice the continuation or renewal of any of them.

11.      CAPITAL OF THE COMPANY

11.1     The authorised and issued share capital of the Company is as set out in
         Schedule 1.

11.2     The issued capital has been fully paid.

11.3 There is not now any loan capital of the Company nor any agreement, arrangement or option under which any person may now or at any time hereafter call for the creation, allotment, issue, sale or transfer of any loan or share capital of the Company or require to be put under option any loan or share capital of the Company.

11.4     The Company:-

         11.4.1 is not the holder or beneficial owner of and has not agreed to acquire any share or loan capital of any other company or corporation (whether incorporated in Shanghai or elsewhere); and

         11.4.2 has neither a branch outside Shanghai nor any permanent establishment outside Shanghai.

12.      OTHER OPERATIONS

12.1 The Company and its subsidiaries do not have and has never had any interest in or agreed to enter into any partnership, consortium, joint venture or similar arrangement with any other entity save as disclosed in this Agreement.

13.      RECITALS, SCHEDULES AND DISCLOSURES

         The information and circumstances relating to the Company and its subsidiaries which are known or ought on reasonable enquiry to be known to the Vendors and which are material to be known by the Purchaser have been accurately and completely disclosed in [the Disclosure Letter and] the recitals to the Agreement the contents of all the schedules and all matters disclosed in the Disclosure Letter and other information relating to the Company given by the Vendors or their accountants to the Purchaser are accurate and complete in every respect and there is no fact or matter undisclosed which renders any such matters or information untrue, incomplete or misleading.

14.      EFFECT OF AGREEMENT

14.1 No person is entitled to receive from the Company and its subsidiaries any finder's fee, brokerage or commission in connection with the sale of the Shares to the Purchaser.

14.2 There are no contracts or arrangements (whether written or oral) to which the Company and its subsidiaries are a party which shall by their terms be determinable as a result of the provisions of this Agreement or which shall or may be determined by performance or Completion of this Agreement.

14.3 The execution and delivery of this Agreement and the fulfilment and performance of the compliance with the terms thereof by the Vendors do not and shall not:-

         14.3.1 conflict with, violate or result in a breach by the Company and its subsidiaries or the Vendors of the terms, provisions or conditions of:-

                  14.3.1.1 any agreement,

                  14.3.1.2 any law, undertaking to or judgement order,
                           injunction or decree of any court, or

                  14.3.1.3 the memorandum and articles of association of the
                           Company and its subsidiaries;

         14.3.2 relieve any person of any contractual or other obligation to the Company and its subsidiaries or entitle any person to terminate any such obligation;

         14.3.3 terminate or make subject to termination or adversely affect from the Company's and its subsidiaries' point of view the enjoyment of any present or future benefit or privilege;

         14.3.4 result in any customer or supplier of the Company and its subsidiaries ceasing to deal or substantially reducing the level of his dealings with the Company and its subsidiaries;

         14.3.5 result in any indebtedness present or future of the Company and its subsidiaries becoming due or capable of being declared due and payable prior to the stated maturity date; or

         14.3.6 give rise to any contractual or other obligation of the Company and its subsidiaries to any person or entitle any person to require the performance of or compliance with any existing contractual or other obligation of the Company and its subsidiaries.

                                   SCHEDULE 3

                             COMPLETION REQUIREMENTS

On the Completion Date, the Vendors and the Purchaser shall have the following obligations:


1.       Tax Deed of Indemnity

         Each party to this Agreement shall cause to be executed the Tax Indemnity Deed in substantially the form specified in Schedule 4.

2.       Obligations of the Vendors

2.1 The Vendors shall hand to or to the order of the Purchaser the following:

         (a) the statutory books and record duly made up to the Completion Date and common seal(s) and chops of the Company and all its subsidiaries;

         (b) the written resignations of all the directors of the Company in which the relevant director shall acknowledge that he/she has no claim or right of action against the Company or any of it subsidiaries for compensation for loss of office, termination of employment or otherwise;

         (c) the share certificates in respect of the Sales Shares and documents to the reasonable satisfaction of the Purchaser evidencing that the Company has been duly established under the BVI law and is wholly owned by the Vendors;

         (d) an assignment or other document in the agreed form duly signed by the Vendors transferring the Intellectual Property Rights of the Metastock Project to the Purchaser;

2.2 The Vendors shall procure that a board meeting of the Company be held at which:

         (a) it shall be resolved that the transfer of Sale Shares be approved as the Purchaser may direct;

         (b) nominees of the Purchaser be appointed as directors of the Company.


3.       Obligations of the Purchaser

3.1 The Purchaser shall procure that a board meeting of the Purchaser be held at which a resolution approving the allotment of the Consideration Shares to the Vendors pursuant to the terms of this Agreement be passed.

3.2      The Purchaser shall deliver or cause to be delivered to the Vendors:

         (a) the share certificates in respect of the Consideration Shares, issued in the name of the Vendors or as it may direct in writing prior to Completion and a certified true copy of the register of members of the Purchaser showing the Vendors' ownership of the Consideration Shares; and

         (b) certified true copy of the written resolutions of the board of directors and shareholders of the Purchaser (i) approving the purchase of the Sale Shares, (ii) the issue and allotment of the Consideration Shares and all terms in this Agreement and the implementation thereof; and (iii) the appointment of one director nominated by the Vendors to the board of directors of the Purchaser.

                                   SCHEDULE 4

                               TAX INDEMNITY DEED



THIS DEED is made the 30th day of June, 2004.


BETWEEN

(l)      HARTCOURT CHINA INC AND MR LEE LU PING (the "VENDORS"); and

(2) FIRST INFORMATION TECHNOLOGY LIMITED, a company incorporated in the British Virgin Islands and whose registered office is P O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and business address is 19/F., Wing On House, No. 71 Des Voeux Road Central, Hong Kong (the "PURCHASER"); and

(3) Hopeful Internet Technologies Limited, a company incorporated in the British Virgin Islands whose registered office is P O Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and business address is Suite B, 19/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Hong Kong (the "COMPANY").


WHEREAS pursuant to an agreement for the sale and purchase of shares in the Company dated June 29th, 2004, the Vendors and the Purchaser have today completed the sale and purchase of all the issued shares of the Company in reliance (inter alia) upon the undertaking of the Vendors to enter into this deed and upon the indemnities by the Vendors hereinafter contained.


NOW THIS DEED made in pursuance of the aforesaid undertaking and in consideration of the aforesaid purchase of shares WITNESSETH as follows:-


1.       DEFINITIONS AND INTERPRETATION

1.1      Definitions

         "Accounts"                     means the audited management accounts of
                                        the Company and its subsidiaries
                                        comprising the balance sheet as at the
                                        Management Accounting Date, the profit
                                        and loss account for the twelve-month
                                        period ended on the Management
                                        Accounting Date and the notes thereto;

         "Agreement"                    means the agreement for the sale and
                                        purchase of the Sale Shares dated June
                                        29th, 2004 under which the Vendors
                                        agreed to sell and the Purchaser agreed
                                        to purchase the entire share capital of
                                        the Company;

         "Claim for Taxation"           includes:-

                                        (1)   any notice, demand, assessment
                                              letter or other document issued or
                                              action taken by or on behalf of
                                              the relevant tax authorities in
                                              the PRC or any other statutory or
                                              governmental authority or body
                                              whatsoever in any part of the
                                              world whereby it appears that the
                                              Company or its subsidiaries is or
                                              may be liable to make any payment
                                              of any Taxation whether or not the
                                              same is primarily payable by the
                                              Company or its subsidiaries and
                                              whether or not the Company or its
                                              subsidiaries has or may have any
                                              right of reimbursement;

                                        (2)   the loss or counteracting or
                                              clawing back of any Relief which
                                              would otherwise have been
                                              available to the Company or its
                                              subsidiaries; and

                                        (3)   the nullifying or cancellation or
                                              set-off of a right to repayment of
                                              Taxation which would have been
                                              available to the Company or its
                                              subsidiaries;

         "Completion"                   means the completion of the sale and
                                        purchase of the Sale Shares pursuant to
                                        the Agreement;

         "Final Determination"          in relation to a Claim for Taxation
                                        where there is an appeal against that
                                        assessment, means:-

                                        (1)   an agreement under section 64(3)
                                              of the Inland Revenue Ordinance
                                              (Cap. 112 of the Laws of Hong
                                              Kong) or any legislative provision
                                              corresponding to that section; or

                                        (2)   a decision of a court or tribunal
                                              from which either no appeal lies
                                              or in respect of which no appeal
                                              is made within the prescribed time
                                              limit;

         "Indemnified Person"           means the Purchaser and the Company, and
                                        their respective successors and assigns;

         "Liability to Taxation"        means any liability to make a payment in
                                        respect of Taxation;

         "Management Accounting Date"   Means 31st December 2003;

         "Relief" includes any relief, allowance, exemption, set-off or deduction in computing or against profits, income or gains of any description or from any source or credit against Taxation;

         "Sale Shares"                  means 2,179 shares of the Company
                                        registered in the name of and legal and
                                        beneficially owned by the Vendors which
                                        have been or are to be sold to the
                                        Purchaser pursuant to the Agreement; and

         "Taxation"                     means and includes all forms of tax,
                                        rate, levy, duty, charge, impost, fee,
                                        deduction or withholding of any nature
                                        now or hereafter imposed, levied,
                                        collected, withheld or assessed by any
                                        taxing or other authority in any part of the world / the PRC and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof.

1.2      Interpretation

         In this Deed unless the context otherwise requires all expressions used in the Agreement shall have the same meanings in this Deed and the definitions and interpretation contained in the Agreement shall be deemed to be incorporated herein.

1.3      Headings

         The headings contained in this Deed are for convenience only and shall have no legal effect nor shall they affect the construction and interpretation of this Deed.


2.       INDEMNITY

2.1 Subject as hereinafter provided the Vendors hereby jointly and severally covenant with the Purchaser (for itself and for its successors and assigns) and the Company (for itself and for its successors and assignors) and as a separate covenant with the each of them that the Vendors and their respective representatives will indemnify the Purchaser and the Company and keep the Purchaser and the Company indemnified against any loss arising from time to time from a Claim for Taxation which imposes or seeks to impose on the Company or its subsidiaries and/or the Purchaser a Liability to Taxation as a consequence of any one or more events occurring on or before Completion and (without prejudice to the generality of the foregoing) against:-

(a)      the amount of any settlement of a Claim for Taxation;

(b) any depletion of or diminution in the net tangible assets or any increase in the amount of the net liabilities of the Company or its subsidiaries or any loss by the Company or its subsidiaries of any benefit or advantage subsisting or which might reasonably have been supposed to subsist at Completion and arising by reason of or in consequence of or in connection with any Liability to Taxation;

(c) the costs and expenses from time to time reasonably and properly incurred by the Company or its subsidiaries in relation to any demands, actions, proceedings and claims in respect of Liability to Taxation or Claim for Taxation; and

(d) estate duty in respect of the death (whether before or after) of any person whereby a liability in respect of estate duty may fall on the Company or its subsidiaries by reason of any transfer of property or other circumstances occurring prior to or at Completion.

2.2 No delay or omission on the part of an Indemnified Person in the exercise of any right, power or privilege hereunder shall impair such right, power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of that or any other right, power or privilege.

2.3 All sums payable by the Vendors to the Purchaser and/or the Company or its subsidiaries and/or any of their respective successors or assigns hereunder shall be paid insofar as is lawful free and clear of all deductions and withholdings whatsoever and in the event that a deduction or withholding is lawfully made the Vendors shall pay such greater sum which after any lawful deduction or withholding therefrom results in a net payment equal to the amount due under the indemnity provided for in Clause 2.1.

2.4 If a sum payable by the Vendors hereunder attracts a Liability to Taxation (or would have done so but for the availability of some Relief) then the Vendors shall pay such further amount so that the net receipts of the Company or its subsidiaries after Taxation in respect of the payment shall be as if the payment were not subject to Taxation in the hands of the Company or its subsidiaries.

2.5 The Vendors shall be liable under the indemnity in Clause 2.1 notwithstanding any Reliefs, rights or repayment or other rights or claims of a similar nature which may be available to any person entitled to the benefit of such indemnity to set against or otherwise mitigate any liability arising from any Claim for Taxation so that the indemnity in Clause 2.1 shall take effect as though no such Reliefs, rights or repayment or other rights or claims were available.


3.       LIMITATION OF LIABILITY

3.1 The Vendors shall not incur liability under the indemnities hereinbefore contained by reason of a Liability to Taxation or Claim for Taxation imposed on the Company or its subsidiaries and/or the Purchaser:-

(a) to the extent that full provision or reserve in respect thereof was specifically made in the Accounts;

(b) to the extent that the Liability to Taxation or Claim for Taxation arises or is increased as a result only of any increase in rates of Taxation made after Completion with retrospective effect;

(c) to the extent that the liability to make such payment would not have arisen but for a voluntary act, transaction or omission carried out (other than pursuant to a legally binding commitment created on or before Completion) by the Company or its subsidiaries after Completion and otherwise than in the ordinary course of business; and

(d) to the extent that the liability to make such payment is in respect of Taxation for which the Company or its subsidiaries is primarily liable arising as a result of transactions carried out by them in the ordinary course of business after Completion.


4.       NOTICE OF CLAIMS

         If the Purchaser and/or the Company or its subsidiaries shall become aware of any Claim for Taxation relevant for the purposes of this Deed it shall as soon as reasonable and practicable give written notice thereof to the Vendors and shall (if the Vendors shall indemnify and secure the Purchaser and/or the Company or its subsidiaries as the case may be to their reasonable satisfaction against all losses, costs, damages, charges and expenses including interest, fines, penalties and interest on overdue tax which may be incurred hereby) take such action and give such information and assistance in connection with the affairs of the Company or its subsidiaries as the Vendors may reasonably and promptly by written notice request to avoid, resist, appeal or compromise such Claim for Taxation PROVIDED THAT the Purchaser and the Company or its subsidiaries shall not be obliged to appeal against any Claim for Taxation made on them if after the Vendors have been given written notice of such claim pursuant hereto they have not within 15 days thereafter received from the Vendors instructions in writing to do so and PROVIDED FURTHER THAT in the final event any action taken shall be at the discretion of the Purchaser or the Company or its subsidiaries (as the case may be) and shall not interfere with the ordinary course of their businesses and/or which in their opinions is likely to prejudice their businesses and/or their relationships with the relevant taxing, fiscal or other appropriate authority.


5.       ASSIGNMENT

         The whole of or any part of the benefit of this Deed may be assigned by the Purchaser or the Company to the extent that the indemnities given by this Deed shall ensure to the benefit of such party's successors and assigns.


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

6.       NOTICES

6.1      Delivery

         All notices, demands or other communications which are required to be given under this Deed shall be in writing in English and sent to:

         (a)   in the case of the Vendors:

               Address           :    Suite B, 19/F, Ritz Plaza,122 Austin
                                      Road Tsimshatsui, Hong Kong
               Facsimile number  :    8621-52138870
               Attention         :    Mr. David Chen

         (b)   in the case of the Purchaser:

               First Information Technology Limited
               Address           :    19/F., Wing On House, 71 Des Voeux Road
                                      Central Hong Kong
               Facsimile number  :    (852) 2810-6070
               Attention         :    Mr. Rankine Yeung

         (c)   in the case of the Company:

               Address           :    19/F., Wing On House, 71 Des Voeux Road
                                      Central Hong Kong
               Facsimile number  :    (852) 2810-6070
               Attention         :    Mr. Rankine Yeung

         or to such other address or facsimile number or marked for the attention of such other person as the recipient may designate by notice given in accordance with the provisions of this Clause 6.

6.2      Receipt

         Any such notice may be delivered personally or by prepaid post or sent by facsimile transmission and shall be deemed to have been effectively served:

         (a) on the day of receipt, where any personally delivered letter or facsimile message is received on any Business Day before or during normal working hours;

         (b) on the following Business Day, where any personally delivered letter or facsimile message is received either on any Business Day after normal working hours or on any day which is not a Business Day;

         (c) on the third Business Day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of a recipient in Hong Kong, unless actually received sooner; or

         (d) on the seventh Business Day following the day of posting, upon despatch from within Hong Kong of any posted letter to the address of an overseas recipient (and vice-versa), unless actually received sooner.

6.4 Nothing in this Clause 6 shall preclude the service of communication or the proof of such service by any other mode permitted by law.


7.       GOVERNING LAW

7.1 This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

7.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Hong Kong and courts of appeal from them. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.


8.       PROCESS AGENT

8.1 The Vendors hereby irrevocably appoint First Shanghai Management Services Limited of 19/F, Wing On House, 71 Des Voeux Road Central, Hong Kong as its/his process agent to receive on its/his behalf service of process in any proceedings in Hong Kong with respect to this Agreement. Service shall be deemed completed on delivery to such process agent for Vendors (whether or not such service is forwarded to or received by the Vendors).

8.2 The Company hereby irrevocably appoints First Shanghai Management Services Limited of 19/F, Wing On House, 71 Des Voeux Road Central, Hong Kong as its process agent to receive on its behalf service of process in any proceedings in Hong Kong with respect to this Agreement. Service shall be deemed completed on delivery to such process agent for the Company (whether or not such service is forwarded to or received by the Company).

8.3 If for any reason the process agent for Vendors or the process agent for the Company ceases or fails to act as process agent, the Vendors or the Company (as the case may be) agree to appoint their respective substitute process agent acceptable to other parties and to deliver to other parties proof of the newly appointed process agent's acceptance of such appointment within 7 calendar days.

IN WITNESS whereof this Deed has been duly executed the day and year first before written.

The Vendors
-----------

SIGNED under seal by                         )
                                             )
and SIGNED by                                )
for and on behalf of                         )
HARTCOURT CHINA INC                          )
in the presence of:                          )

Mr Lee Lu Ping                               )
Passport No:                                 )
SIGNED by                                    )
in the presence of :                         )



The Purchaser
-------------

SIGNED by                                    )
for and on behalf of                         )
FIRST INFORMATION TECHNOLOGY LIMITED         )
in the presence of:                          )




The Company
-----------

SIGNED by                                    )
for and on behalf of                         )
HOPEFUL INTERNET TECHNOLOGIES LIMITED        )
in the presence of:                          )

SCHEDULE 5
----------

                         (PARTICULARS OF THE PURCHASER)
                         ------------------------------


1.   Name                     :   First Information Technology Limited

2.   Place of Incorporation   :   British Virgin Islands

3.   Company Incorporation No :   324414

4.   Date of Incorporation    :   12th May 1999

5.   Authorized Share Capital :   US$50,000.00 divided
                                  into 5,000,000 ordinary shares of US$0.01 each

6.   Number of Issued Shares  :   7,821 ordinary shares of US$0.01 each

7.   Shareholder and number of Shares held  :  First Shanghai Investments
                                               Limited held 7,821 ordinary
                                               shares of US$0.01 each